Exhibit 99.1

Minerco Resources, Inc., Receives Approval From Honduran National Commission of Energy For the Chiligatoro Hydro-Electric Project

Houston, TX   June 1,  2010--Minerco Resources, Inc., (“OTCBB: MINED”), A progressive developer, producer and provider of clean, renewable energy solutions in Latin America, announced today the company’s Chiligatoro Hydro-Electric Project has been approved by the Honduran National Commission of Energy. This approval allows Secretaria de Recursos Naturales y Ambiente (“SERNA”), Honduras’s Natural Resources and Environmental Ministry, to sign and approve the Project for submission to the National Congress.

The Chiligatoro Approval by the National Commission of Energy authorizes the construction of the Chiligatoro Hydro-Electric Project with a initial capacity of 5.2 mega-watts with consideration for increased capacity based on final plant design and SERNA approval. Minerco expects to receive increased capacity approval after submission of the Final Design.

The  Approval recommends and defines a term  of 30 years, provides for a  “First Right of Refusal” for renewal and allows for all generation, sales and transmission of energy from the Chiligatoro Project. Energy sales (rates) are defined by National Decree and are based on season and peak hours. Electricity prices currently range from US$93 to US$109 per mega-watt hour of energy delivered. In addition, The Approval’s “Transmission Clause” allows Minerco to charge transmission fees from other operators through the Minerco owned transmission lines.

“The approval by the National Commission of Energy of our Chiligatoro Project is a critical milestone in making the Company’s new vision to develop clean, renewable energy in Honduras, and the region a reality.”  We have extreme confidence in our operations moving forward and look forward to working closely with the Honduran Government in the remainder of the approval process,” said V. Scott Vanis, President and CEO of Minerco.

Please contact: C. Jones Consulting, Inc. @ cjones@cjonesconsulting.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements. C. Jones Consulting, Inc. is being compensated $4000.00/month to handle Investor Relations.